UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2012

Diamond Offshore Drilling, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13926	76-0321760
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

15415 Katy Freeway

Houston, Texas 77094

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 492-5300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate line below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On September 28, 2012, Diamond Offshore Drilling, Inc. (the “Company”) entered into a 5-Year Revolving Credit Agreement (the “Credit Agreement”) among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent and swingline lender, the issuing banks named therein and the lenders named therein. The Credit Agreement provides for a $750 million senior unsecured revolving credit facility maturing on September 28, 2017. The entire amount of the facility is available for revolving loans. Up to $250 million of the facility is available for the issuance of performance or other standby letters of credit and up to $75 million is available for swingline loans.

Letters of credit may be issued under the Credit Agreement in U.S. dollars or in certain alternative currencies. In addition, subject to the conditions specified in the Credit Agreement, the Company has the option to increase the revolving commitments under the Credit Agreement by up to an additional $250 million from time to time upon receipt of additional commitments from new or existing lenders.

Revolving loans under the Credit Agreement bear interest, at the Company’s option, at (a) the Alternate Base Rate (as described below) plus an applicable margin ranging from 0.00% to 0.25%, as determined based on the Company’s credit ratings, or (b) the Eurodollar Rate (as defined in the Credit Agreement) plus 0.75% to 1.25%, as determined based on the Company’s credit ratings. The Alternate Base Rate is the greatest of (i) the prime rate announced from time to time by Wells Fargo Bank, National Association, (ii) the weighted average of overnight federal funds rates published by the Federal Reserve Bank of New York plus  1/2 of 1.00% and (iii) the daily one-month Eurodollar Rate plus 1.00%.

Swingline loans under the Credit Agreement bear interest, at the Company’s option, at (a) the Alternate Base Rate plus an applicable margin ranging from 0.00% to 0.25%, as determined based on the Company’s credit ratings, or (b) the daily one-month Eurodollar Rate plus 0.75% to 1.25%, as determined based on the Company’s credit ratings.

The Company pays, as applicable, based on its credit ratings, other customary fees including but not limited to a commitment fee on the unused commitments under the credit facility, ranging from 0.06% to 0.20% per annum; a letter of credit participation fee on the face amount of any performance letter of credit issued ranging from 0.375% to 0.625% per annum; a letter of credit participation fee on the face amount of any other letter of credit issued ranging from 0.75% to 1.25% per annum; and a fronting fee to the issuing bank for each letter of credit. Changes in credit ratings could lower or raise the fees that the Company pays under the Credit Agreement.

The Credit Agreement contains customary covenants, including but not limited to maintenance of a ratio of consolidated indebtedness to total capitalization, as defined in the Credit Agreement, not to exceed 60% at the end of each fiscal quarter, as well as limitations on liens; mergers, consolidations, liquidation and dissolution; changes in lines of business; swap agreements; transactions with affiliates; and subsidiary indebtedness. In addition, in the event of a Change in Control (as defined in the Credit Agreement), the Company must cash collateralize part or all of the lenders’ credit exposures under the Credit Agreement if the Company fails to obtain certain credit ratings as set forth in the Credit Agreement. Certain cash collateral may also be required in connection with defaulting lenders or as a result of an Event of Default (as defined in the Credit Agreement).

Borrowings under the Credit Agreement are available upon customary terms and conditions for facilities of this type and are subject to acceleration upon the occurrence of an Event of Default. The Credit Agreement provides for customary Events of Default including, among others, a cross-default provision with respect to the Company’s and its subsidiaries’ other indebtedness in excess of $100.0 million.

On October 1, 2012, no borrowings had been made or letters of credit issued under the Credit Agreement.

The Credit Agreement is filed as Exhibit 10.1 to this report and is incorporated by reference herein. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit number	Description

10.1	5-Year Revolving Credit Agreement, dated as of September 28, 2012, among Diamond Offshore Drilling, Inc., Wells Fargo Bank, National Association, as administrative agent and swingline lender, the issuing banks named therein and the lenders named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ William C. Long
William C. Long
Senior Vice President, General Counsel and Secretary

Dated: October 1, 2012

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